                                                                     EXHIBIT 4.6

                                                                  EXECUTION COPY

================================================================================

                              AMENDED AND RESTATED
                          SOCIAL PART HOLDERS AGREEMENT

                                  by and among

                              GRUPO TELEVISA, S.A.,

                          SKY DTH, S. de R.L. de C.V.,

                          THE NEWS CORPORATION LIMITED,

                      NEWS DTH (MEXICO) INVESTMENT LIMITED,

                                       and

                           INNOVA, S. de R.L. de C.V.

                           Dated as of October 8, 2004

================================================================================

                                TABLE OF CONTENTS

                                                                                                  Page
                                                                                                  ----
ARTICLE I              Definitions..........................................................        1
         Section 1.1         Definitions....................................................        1
         Section 1.2         Additional Definitions.........................................        8
         Section 1.3         Interpretation and Construction of Terms.......................        9
ARTICLE II             Continuation of the Company..........................................        9
         Section 2.1         Continuation of the Company....................................       10
         Section 2.2         Organizational Documents.......................................       10
         Section 2.3         Subsidiary Boards and Bylaws...................................       10
ARTICLE III            Capital Subscription.................................................       10
         Section 3.1         Initial Subscription for Company Social Parts..................       10
         Section 3.2         Additional Capital Contributions...............................       10
         Section 3.3         Defaults.......................................................       12
         Section 3.4         No Additional Capital Obligations..............................       12
         Section 3.5         Annual Budgets.................................................       12
         Section 3.6         Additional Partners............................................       13
         Section 3.7         Refinancing Debt...............................................       13
         Section 3.8         True-Up........................................................       13
ARTICLE IV             Programming Matters..................................................       14
         Section 4.1         Programming Committee..........................................       14
         Section 4.2         Programming Plan...............................................       14
         Section 4.3         Access to Programming..........................................       14
         Section 4.4         Carriage of Program Services...................................       15
         Section 4.5         Reserved Channels..............................................       16
         Section 4.6         Open Channels..................................................       17
         Section 4.7         Reclamation of Open Channels...................................       17
         Section 4.8         Loss of Channels...............................................       17
         Section 4.9         Substitution...................................................       18
         Section 4.10        Certain Limitations............................................       18
         Section 4.11        Deadlocks......................................................       18
ARTICLE V              Management and Administration........................................       18
         Section 5.1         Board of Managers..............................................       18
         Section 5.2         Quorum.........................................................       18
         Section 5.3         Affiliated Transactions........................................       19
ARTICLE VI             Agreements of the Parent Entities....................................       19
         Section 6.1         Additional Equity Holders......................................       19
         Section 6.2         Transfers......................................................       19
         Section 6.3         Parent Guarantees of Affiliates' Obligations...................       21
         Section 6.4         Exclusivity....................................................       21
         Section 6.5         Cable/MMDS Carriage............................................       22

         Section 6.6         Distribution...................................................       22
         Section 6.7         Limitation on Restrictions.....................................       23
         Section 6.8         Technology.....................................................       23
         Section 6.9         Initial Public Offering........................................       23
ARTICLE VII            Dividends; Accounting; Books and Records.............................       24
         Section 7.1         Dividends......................................................       24
         Section 7.2         Accountants; Reports to Partners...............................       24
         Section 7.3         Books and Records..............................................       25
ARTICLE VIII           Other Matters........................................................       25
         Section 8.1         Confidentiality................................................       25
         Section 8.2         License Agreement..............................................       26
         Section 8.3         Consents and Approvals.........................................       27
ARTICLE IX             Representations and Warranties.......................................       27
         Section 9.1         Representations and Warranties of All Parties..................       27
         Section 9.2         Certain Representations of the Partners........................       28
ARTICLE X              Indemnification......................................................       28
         Section 10.1        Indemnification................................................       28
         Section 10.2        Procedure for Indemnification..................................       29
ARTICLE XI             Miscellaneous........................................................       30
         Section 11.1        Notice.........................................................       30
         Section 11.2        Waiver, Amendment, etc.........................................       31
         Section 11.3        Binding Agreement; Assignment; No Third Party Beneficiaries....       32
         Section 11.4        Governing Law; Dispute Resolution; Equitable Relief............       32
         Section 11.5        Arbitration of Certain Disputes................................       33
         Section 11.6        Severability...................................................       34
         Section 11.7        Table of Contents; Headings....................................       34
         Section 11.8        Counterparts...................................................       34
         Section 11.9        Entire Agreement...............................................       34
         Section 11.10       Further Assurances.............................................       34
         Section 11.11       Survival of Rights, Duties and Obligations.....................       35
         Section 11.12       Costs and Expenses.............................................       35

Exhibit A         Bylaws
Exhibit B         Bylaws of Innova Holdings
Exhibit C         Form of Carriage Agreement

Schedule 3.1      Current Capital Contributions

                              AMENDED AND RESTATED
                          SOCIAL PART HOLDERS AGREEMENT

            AMENDED AND RESTATED SOCIAL PART HOLDERS AGREEMENT, dated as of October 8, 2004 (this "Agreement") by and among Grupo Televisa, S.A., a Mexican corporation ("Televisa"), SKY DTH, S. de R. L. de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable formed under the laws of Mexico ("Televisa Sub"), The News Corporation Limited, an Australian corporation ("News Corp"), News DTH (Mexico) Investment Limited, a Cayman Islands company ("News Sub"), and Innova, S. de R. L. de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable formed under the laws of Mexico (the "Company"). Capitalized terms used herein have the meanings ascribed to them in Article I hereof.

                                    RECITALS

            WHEREAS, the Parties hereto (or their predecessors or assignors) entered into the Social Part Holders Agreement dated as of March 6, 1997, as amended (the "Original Agreement"), pursuant to which they operated the Company since the date thereof as contemplated by such agreement and by the North American Platform MOU;

            WHEREAS, concurrently with the execution and delivery by the Parties of this Agreement, the North American Platform MOU was terminated; and

            WHEREAS, the Parties wish to amend and restate the Original Agreement to provide for their continued operation of the Company and for their rights and obligations related thereto, all in accordance with the terms and conditions of this Agreement.

            NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each of the parties hereto agrees as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.1 Definitions. As used herein, the following terms shall have the meanings set forth below:

            "Active Channels" means Reserved Channels actually used by a Programming Party (or its Affiliated Program Providers).

            "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person (it being understood that for all purposes of this Agreement (i) Innova

Holdings, the Company and their respective subsidiaries shall be deemed not to be Affiliates of Televisa, (ii) DIRECTV, and its subsidiaries shall be deemed not to be Affiliates of News, and (iii) News and subsidiaries of News (other than DIRECTV and its subsidiaries) shall be deemed not to be Affiliates of DIRECTV.

            "Affiliated Program Provider" means with respect to each Programming Party, any Program Provider that is a Controlled Affiliate of such Programming Party's Parent Entity. For the avoidance of doubt, from and after the DIRECTV Transfer, News and its Controlled Affiliates shall be deemed Affiliated Program Providers of DIRECTV and its Affiliates.

            "Agreement" means this Amended and Restated Social Part Holders Agreement, as hereafter amended, supplemented or restated from time to time as provided herein.

            "Annual Budget" means the annual budget for the Company which is contained in the Business Plan and each subsequent annual budget approved in accordance with this Agreement and the Bylaws.

            "Available Cash" means, for any Fiscal Year or other period, net income (or loss) of the Company determined in accordance with Mexican GAAP, adjusted, without duplication, by adding (i) depreciation, amortization and other non-cash charges to the extent deducted in determining net income and deducting (ii) (A) the current portion of indebtedness of the Company, (B) payments required to be made by the Company within one year after the date of calculation, (C) prepaid expenses and other cash expenditures to the extent not deducted in determining net income or loss and (D) reasonable reserves for working capital and contingent liabilities.

            "Board of Managers" means El Consejo de Gerentes of the Company; reference to a "Director" shall refer to any Consejero or member of the Board of Managers.

            "Business Day" means any day on which banking institutions in New York City and Mexico City are not authorized or obligated by law to close.

            "Business Plan" means the business plan of the Company and all amendments thereto which have been approved in accordance with this Agreement and the Bylaws.

            "Bylaws" means the Estatutos Sociales of the Company, as in effect on the date hereof (it being understood that, immediately following the execution of this Agreement, the Bylaws shall be in the form attached hereto as Exhibit A) and as the same may be amended from time to time.

            "Carriage Agreement" means an agreement between the Company and a Program Provider, pursuant to which the Program Provider provides Program Services to the Company and the Company carries the Program Service to subscribers on a Channel. Any Carriage Agreement between the Company and any Programming Party (or its Affiliated Program Provider) shall be negotiated in good faith and shall be on terms (other than financial terms) which, when taken as a whole, are not less favorable to such Programming Party (or Affiliated Program Provider) than terms (other than financial terms) made available to other Programming Parties (and their Affiliated Program Providers) providing comparable Program Services (other than terms applicable to over-the-air Channels made available by Televisa or its Controlled Affiliates).

            "Central American Countries" means Panama, Costa Rica, Nicaragua, Guatemala, Honduras, El Salvador, Belize, Haiti, the Dominican Republic and Cuba.

            "Channel" means each channel which is capable of being transmitted via a Signal available to the Company.

            "Company" means Innova, S. de R.L. de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable formed under the laws of Mexico, and its successors and permitted assigns.

            "Competitive Activity" means to, directly or indirectly, acquire or own, manage, operate, join, control, or finance or participate in the ownership, management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, beneficial owner of an interest in, any Person, or otherwise with (including but not limited through local operation agreements and similar arrangements), any business or enterprise which operates a DTH Business serving any of the Territory.

            "Contribution Agreement" means the Contribution Agreement, dated as of September 3, 2003, by and among the Company, Corporacion Novavision, S. de R.L. de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable formed under the laws of Mexico and a wholly-owned subsidiary of the Company, Televisa, Factum Mas, S.A. de C.V., a Sociedad Anonima de Capital Variable formed under the laws of Mexico and a wholly-owned subsidiary of Televisa ("Factum"), Sky DTH, S. de R. L. de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable formed under the laws of Mexico and a wholly-owned subsidiary of Factum, News, News America Incorporated, a Delaware corporation, News DTH, and Liberty Mexico DTH, Inc., a Colorado corporation.

            "control" (including the terms "controlling," "controlled by" and "under common control with") means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of voting securities, by contract, or otherwise.

            "Controlled Affiliate" means, with respect to any Person, any Affiliate of such Person which is controlled by such Person.

            "Dedicated Channels" means those Channels reserved for pay-per-view use, local over-the-air broadcasts, or other uses required by applicable law, all as set forth in the Business Plan.

            "DIRECTV" means The DIRECTV Group, Inc., a Delaware corporation, and its successors and permitted assigns.

            "Distribution Services" include, but are not limited to, the Signal distribution system (encoding, scrambling, encryption, multiplexing, uplink, space segment, conditional access, broadcasting control automation, playback facilities, subscriber management services and bank interface), marketing and advertising.

            "DTH Agreement" means the DTH Agreement, dated the date hereof, by and among Televisa, News, the Company, DIRECTV and DTVLA, as the same may be amended, modified or supplemented from time to time.

            "DTH Business" means any business or enterprise which owns or operates a direct-to-home satellite system which transmits multiple television Channels via satellite directly to integrated decoders/receivers operated by end-viewers in a manner that allows multiple Channels to be carried on a single satellite transponder and allows end-viewers to access television Channels to which they subscribe (whether on a tiered, a la carte or pay-per-view basis), provided that the following shall not, on its own, be deemed to be DTH Businesses for the purposes of this Agreement: (a) the ownership or operation of one or more satellites or satellite transponders; (b) the provision of satellite transponder services to any Person or Persons; (c) the ownership or operation of one or more Internet services, sites or portals; (d) the ownership or operation of one or more television Channels or other television programming services, whether or not they are provided to one or more direct-to-home satellite systems; and (e) the ownership or operation of any means of distributing or delivering television Channels or other television programming Signal other than through a direct-to-home satellite system which transmits multiple television Channels as provided above.

            "DTH System" means the Company's direct-to-home satellite television system operating a DTH Business, as further contemplated by the Business Plan.

            "DTVLA" means DIRECTV Latin America LLC, a Delaware limited liability company, and its successors and assigns.

            "Fiscal Year" means the period commencing January 1 of any year and ending on December 31 of such year, except that the first Fiscal Year shall commence on the date of incorporation of the Company and end on December 31 of such year.

            "GAAP" means generally accepted accounting principles, applied consistently.

            "Galaxy Mexico" means Grupo Galaxy Mexicana, S. R.L. de C.V., a Mexican limited liability company with variable capital, and its successors and permitted assigns.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "IH Bylaws" means the Estatutos Sociales of Innova Holdings, as in effect on the date hereof (it being understood that, immediately following the execution of this Agreement, the Bylaws shall be in the form attached hereto as Exhibit B) and as the same may be amended from time to time.

            "Innova Holdings" means Innova Holdings, S. de R.L. de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable formed under the laws of Mexico, and its successors and permitted assigns.

            "Liberty" means Liberty Media International, Inc. a Delaware corporation (formerly known as Tele-Communications International, Inc.), and its successors and permitted assigns.

            "Liberty Partners" means Liberty Sub and any other wholly owned subsidiary of Liberty to whom a Social Part is issued or transferred and who is admitted as a Partner pursuant to this Agreement and the Bylaws (so long as each of the foregoing owns a Social Part); reference to a Liberty Partner shall refer to any of the Liberty Partners.

            "Liberty Sub" means Liberty Mexico DTH, Inc., a Colorado Corporation, and its successors and permitted assigns.

            "License Agreement" means the Trademark License Agreement, dated March 6, 1997, by and between News America Publishing Incorporated and the Company, pursuant to which an Affiliate of News has granted to the Company a perpetual and exclusive license to use the names "Sky" and "Sky Entertainment Services" and any derivatives thereof in connection with the Company's DTH System.

            "Major Partners" means the Partners holding the Sub-Series A-1 or B-1 Social Parts.

            "MFN Basis" means, with respect to any contractual arrangement between the Company and another Party (or an Affiliate thereof), pursuant to terms, when taken as a whole, are no less favorable to the Company than those in effect between such other Party (or Affiliate thereof) and any unaffiliated third parties, determined with reference to all similar arrangements in effect on the date hereof or entered into from time to time hereafter, in each case with an unaffiliated third party.

            "MMDS" means multichannel multipoint distribution service.

            "News" means (i) prior to the consummation of the News Reorganization, News Corp, and (ii) from and after the consummation of the News Reorganization, News Parent.

            "News Corp" means The News Corporation Limited, an Australian corporation, and its successors and permitted assigns.

            "News Parent" means a publicly-traded corporation newly-incorporated in the United States by an Affiliate of News Corp. and which becomes the ultimate controlling parent of News Corp. pursuant to the News Reorganization.

            "News Partners" means News Sub and any other wholly owned subsidiary of News to whom a Social Part is issued or transferred and who is admitted as a Partner pursuant to this Agreement and the Bylaws (so long as each of the foregoing owns a Social Part). Reference to a "News Partner" shall refer to any of the News Partners.

            "News Reorganization" means a corporate reorganization pursuant to which News Parent becomes the ultimate controlling parent of News Corp and the ultimate parent of News Corp's subsidiaries.

            "News Sub" means (i) prior to the DIRECTV Transfer, News DTH (Mexico) Investment Limited, a Cayman Islands company, and its successors and permitted assigns and (ii) from and after the DIRECTV Transfer, DIRECTV, DTVLA or any wholly-owned subsidiary of DIRECTV or DTVLA to which a Social Part is issued or transferred pursuant to the DIRECTV Transfer, and its or their respective successors and permitted assigns.

            "North American Platform MOU" means that certain memorandum of understanding dated as of July __, 1996 by and between Televisa, News and Liberty, as amended.

            "Notes" means the promissory notes made by the Company payable to Galaxy Mexico and delivered pursuant to the Purchase Agreement.

            "Open Channels" means all (i) Reserved Channels not actually used by a Programming Party (or its Affiliated Program Providers) and designated by the Programming Party as "Open Channels" and (ii) all Dedicated Channels.

            "Option Agreement" means the Option Agreement, dated the date hereof, by and among the Company, Innova Holdings, and News, as the same may be amended, modified or supplemental from time to time.

            "Options" means, collectively, the options exercisable for equity interests in each of the Company and Innova Holdings granted to News pursuant to the terms of the Option Agreement.

            "PanAmSat" means PanAmSat International Systems, Inc., a Delaware corporation (formerly known as PanAmSat Corporation), and its successors and permitted assigns.

            "Parent Entity" means (i) with respect to a Televisa Partner, Televisa, (ii) with respect to a News Partner, News; provided, that from and after the DIRECTV Transfer, for purposes of this defined term as used in this Agreement, the Parent Entity of the News Partner shall be deemed to be DIRECTV (although News shall have continuing obligations as a Parent Entity in accordance with Section 6.2(b)), and (iii) with respect to any Person admitted as a Partner of the Company after the date hereof, either such Person or any controlling Affiliate of such Person, as may be determined by the Major Partners, at the time such Person is admitted as a Partner of the Company.

            "Partners" means the Televisa Partners, the News Partners and any other Person to whom a Social Part is issued or transferred and who is admitted as a Partner pursuant to this Agreement and the Bylaws (so long as each of the foregoing owns a Social Part). Reference to a "Partner" shall refer to any of the Partners.

            "Party" means (i) prior to the DIRECTV Transfer, Televisa, each Televisa Partner, News, each News Partner and the Company, and (ii) from and after the DIRECTV Transfer,

Televisa, each Televisa Partner, News (as specified in Section 6.2 only), each News Partner, DIRECTV and the Company.

            "Percentage Interest" of a Partner means, as of any time, a fraction (expressed as a percentage), the numerator of which is the amount of the Company's capital represented by the Social Parts directly or indirectly owned by such Partner's Parent Entity as of such time, and the denominator of which is the total amount of capital of the Company represented by all Social Parts outstanding as of such time.

            "Person" means any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture Governmental Authority or other entity of any nature whatsoever.

            "Program Provider" means any Person that provides Program Services to the Company.

            "Programming Party" means (i) Televisa, and (ii) News or, from and after the DIRECTV Transfer, News (for purposes of Sections 4.3(a) and (b), 4.4 and 6.5 only) and DIRECTV.

            "Purchase Agreement" means the Purchase and Sale Agreement, dated the date hereof, by and between the Company and Galaxy Mexico, as the same may be amended, modified or supplemented from time to time.

            "Reserved Channels" means (i) with respect to Televisa Sub, that number of Channels (in addition to the over-the-air Channels carried by the Company pursuant to Section 4.3(c)) equal to ten percent of the number of Total Channels, and (ii) with respect to News Sub, that number of Channels equal to six and two-thirds percent of the number of Total Channels.

            "Series A Social Parts" means partes sociales de la serie "A", which represent an undivided interest in the capital of the Company; reference to a "Series A Social Part" shall refer to any of the Sub-Series A-1 or A-2 Social Parts.

            "Series B Social Parts" means partes sociales de la serie "B", which represent an undivided interest in the capital of the Company; reference to a "Series B Social Part" shall refer to any of the Sub-Series B-1 or B-2 Social Parts.

            "Series C Social Parts" means partes sociales de la serie "C", which represent an undivided interest in the capital of the Company.

            "Signals" mean compressed encoded video, sound and data signals transmitted via satellite to subscribers.

            "Social Parts" means the Series A Social Parts, the Series B Social Parts and the Series C Social Parts Reference to a "Social Part" shall refer to any of the Social Parts.

            "Televisa" means Grupo Televisa, S.A., a Mexican corporation, and its successors and permitted assigns.

            "Televisa Partners" means Televisa Sub and any other wholly owned subsidiary of Televisa to whom a Social Part is issued or transferred and who is admitted as a Partner pursuant to this Agreement and the Bylaws (so long as each of the foregoing owns a Social Part). Reference to a "Televisa Partner" shall refer to any of the Televisa Partners.

            "Televisa Sub" means SKY DTH, S. de R. L. de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable formed under the laws of Mexico, and its successors and permitted assigns.

            "Territory" means (i) Mexico, and (ii) the Central American
Countries.

            "Total Channels" means all of the Channels in the Company's DTH System.

            "Transponder Agreements" means (i) the Transponder Service Agreement, dated as of February 8, 1999, by and among PanAmSat and Corporacion de Radio y Television del Norte de Mexico, S. de R.L. de C.V., and (ii) any other agreements pursuant to which satellite transponders will be made available to the Company, in each case, as such agreements may be amended, modified or restated from time to time.

            Section 1.2 Additional Definitions. The following additional capitalized terms used in this Agreement shall have the meanings set forth in the Section, Recital or Preamble referred to below:

               Defined Term                              Defined In
               ------------                              ----------
Acquiring Party.....................................   Section 6.4(c)

Acquisition Target..................................   Section 6.4(c)

Additional Capital Contribution.....................   Section 3.2(a)

Capital Call........................................   Section 3.2(b)

Capital Call Notice.................................   Section 3.2(b)

Capital Call Period.................................   Section 3.2(b)

Confidential Information............................   Section 8.1(a)

Cure Period.........................................   Section 3.2(b)

Default Loan........................................   Section 3.2(d)

Defaulting Partner..................................   Section 3.2(b)

Dispute.............................................   Section 11.5

DIRECTV Transfer....................................   Section 6.2

Distributor.........................................   Section 6.6

Funding Breach......................................   Section 3.2(b)

Funding Default.....................................   Section 3.2(c)

Indemnified Parties.................................   Section 10.1

Indemnifying Party..................................   Section 10.2(a)

License Agreement...................................   Section 8.2

Minimum Holding.....................................   Section 4.3(c)

net subscription revenue............................   Section 4.4(b)

Non-Defaulting Partners.............................   Section 3.2(c)

Original Agreement..................................   Recitals

Process Agent.......................................   Section 11.4(b)

Programming Committee...............................   Section 4.1

Programming Plan....................................   Section 4.2

Program Services....................................   Section 4.3(a)

Proposed Budget.....................................   Section 3.5

Providing Party.....................................   Section 8.1(a)

Receiving Party.....................................   Section 8.1(a)

Reclamation Notice..................................   Section 4.7

Refinancing Debt....................................   Section 3.7

Representatives.....................................   Section 8.1(a)

Transfer............................................   Section 6.2

            Section 1.3 Interpretation and Construction of Terms. The definitions in Section 1.1 and 1.2 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles, Sections, Exhibits and Schedules to this Agreement unless the context shall otherwise require. The table of contents and headings are inserted for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement. Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision). Any reference in this Agreement to a "day" or a number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given, on the next Business Day.

                                   ARTICLE II

                           CONTINUATION OF THE COMPANY

            Section 2.1 Continuation of the Company. The Company was established as a Sociedad de Responsabilidad Limitada in accordance with the laws of the United Mexican States on July 25, 1996 and was transformed to a Sociedad de Responsabilidad Limitada de Capital Variable on December 22, 1998. The Partners shall continue to operate the Company on the terms and conditions hereof.

            Section 2.2 Organizational Documents. The Company's Bylaws that shall be effective immediately following the date hereof shall be as set forth in Exhibit A attached to this Agreement, as they may be amended from time to time in accordance with the provisions thereof. On or prior to the date hereof, each Parent Entity shall have taken such action, and shall have caused its relevant Affiliates to have taken such action, as is required under the laws of Mexico to modify, amend, adopt and ratify the Company's Bylaws in the form attached hereto as Exhibit A and to modify, amend, adopt and ratify the IH Bylaws in the form attached hereto as Exhibit B. Notwithstanding anything herein or in the Bylaws to the contrary, to the extent that any provision of the Bylaws conflicts with, or otherwise is inconsistent with, any provision of this Agreement, or this Agreement covers any matter that is not covered in the Bylaws, the provisions of this Agreement shall control and shall be binding upon each of the Parties hereto, to the extent permitted by law, and the Bylaws will be modified accordingly with the appropriate corporate action.

            Section 2.3 Subsidiary Boards and Bylaws. The Company shall cause the board of directors or board of managers, as the case may be, of each of its subsidiaries to consist of ten (10) persons, six (6) of whom shall be appointed by Televisa, and four (4) of whom shall be appointed by News. The Company shall also cause the bylaws of each of its Subsidiaries to be amended consistent with this Section 2.3 and the Bylaws.

                                   ARTICLE III

                              CAPITAL SUBSCRIPTION

            Section 3.1 Initial Subscription for Company Social Parts. Each of the Partners and Innova Holdings has previously contributed to the Company the amount set forth opposite such Partner's name on Schedule 3.1 hereto in exchange for the issuance of a Social Part of the series indicated opposite such Partner's name and which represents the Percentage Interest set forth opposite such Partner's name on Schedule 3.1. Each Partner shall hold a single Social Part, which shall be recorded on the corporate books in accordance with Mexican law but shall not be evidenced by any negotiable instrument.

            Section 3.2 Additional Capital Contributions. (a) Each Partner agrees to make additional contributions to the capital of the Company ("Additional Capital Contributions") from time to time of its pro rata share (based on Percentage Interests on a fully diluted basis, assuming full exercise of the options granted pursuant to the Option Agreement) of amounts necessary to fund negative cash flow of the Company which is not funded from reserves of the Company as contemplated by the Business Plan or Annual Budget. Additional Capital Contributions made pursuant to this Section 3.2 shall be in the form of cash in U.S. dollars converted to pesos at the prevailing rate as of the date of the contribution unless otherwise authorized by the Partners.

Each Partner shall cause the Company to take all such actions as are necessary or advisable to cause the Additional Capital Contributions to be made in accordance with this Agreement and the Bylaws. The Additional Capital Contributions required to be made pursuant to this Section 3.2 shall be made in the form of payments for additional capital and shall be allocated as a capital increase on the appropriate books and records of the Company as set forth in the applicable resolutions authorizing any such capital increase.

            (b) The Board of Managers may require the Partners to make Additional Capital Contributions to the Company in such amounts and at such times as shall be approved by the Partners at a Partners' Meeting (each such requirement, a "Capital Call"). If the Board of Managers determines to make a Capital Call, the Board of Managers shall send to each Partner a written notice (a "Capital Call Notice") which shall set forth the amount of Additional Capital Contributions to be made by each of the Partners and the period (the "Capital Call Period") within which such Additional Capital Contributions shall be made, which Capital Call Period shall not end less than ten (10) days after the date on which the Capital Call Notice is given. Following the expiration of the Capital Call Period, the Company shall promptly notify each of the Partners of the failure by any Partner (a "Defaulting Partner") to make its respective Additional Capital Contribution pursuant to the Capital Call Notice (such failure to make an Additional Capital Contribution is referred to herein as a "Funding Breach"). The Defaulting Partner shall have thirty (30) days from the date of delivery of the Company's written notice to each of the Partners of the Funding Breach (the "Cure Period") to cure such Funding Breach by delivering to the Company the Additional Capital Contribution required under the Capital Call Notice together with simple interest thereon calculated at the rate of thirty percent (30%) per annum from and including the date of the termination of the Capital Call Period to but excluding the date of payment.

            (c) If a Defaulting Partner shall fail to deliver its Additional Capital Contribution together with interest thereon as provided in paragraph (b) of this Section 3.2 within the Cure Period, then a funding default (a "Funding Default") shall have occurred and all rights of the Defaulting Partner to receive additional equity interests in the Company pursuant to such Capital Call shall cease and, for a period of ninety (90) days after the occurrence of a Funding Default, the non-defaulting Partners (the "Non-Defaulting Partners") shall not be required but shall have the option (i) to contribute all or any part of the Defaulting Partner's Additional Capital Contribution that is the subject of the Funding Default to the Company without the payment of any interest, (ii) to loan all or any part of the Defaulting Partner's Additional Capital Contribution that is the subject of the Funding Default to the Company, or (iii) to contribute all or any part of the Defaulting Partner's Additional Capital Contribution that is the subject of the Funding Default to the Company, on behalf of the Defaulting Partner, and treat such amount as a loan pursuant to subsection (d) below from the Non-Defaulting Partner to the Defaulting Partner. The right of the Non-Defaulting Partners to take the actions referred to in the preceding sentence shall be allocated among the Non-Defaulting Partners in such proportion as may be agreed in writing among them or, in the absence of such an agreement, ratably based on the Percentage Interests then held by such Non-Defaulting Partners.

            (d) Any loan made by a Non-Defaulting Partner to the Company (pursuant to clause (c)(ii) of this Section 3.2) or to the Defaulting Partner (pursuant to clause (c)(iii) of this

Section 3.2) (a "Default Loan") shall bear simple interest, payable quarterly, at the rate of thirty percent (30%) per annum, shall have a maturity, not less than one year, determined by the Non-Defaulting Partner making the Default Loan, and shall be prepayable in whole or in part, without penalty. No dividend or other distribution by the Company shall be paid to any Partner while any Default Loan made by a Non-Defaulting Partner to the Company (pursuant to clause (c)(ii) of this Section 3.2) is outstanding.

            (e) If any Default Loan made by a Non-Defaulting Partner to a Defaulting Partner (pursuant to clause (c)(iii) of this Section 3.2) is outstanding at the time any dividend or other distribution by the Company is payable to any Partner, the Defaulting Partner hereby authorizes the Company to pay, and the Company shall pay, the amount of such dividend or distribution payable to the Defaulting Partner (up to the aggregate amount of principal of and accrued interest on such Default Loan) directly to the Non-Defaulting Partner in repayment of that amount of the outstanding interest on and principal of the Default Loan.

            (f) If and to the extent the Company is required to make any payments to Galaxy Mexico (or its successors or permitted assigns) under the Purchase Agreement, the Notes executed and delivered pursuant thereto, the Option Agreement, or any other agreement or instrument executed and delivered in connection with the transactions contemplated thereby, or the Company requires additional funds to pay costs and expenses in connection with the migration of Galaxy Mexico's subscribers to the Company's DTH System or the Company otherwise requires funds to meet its obligations under the Option Agreement, the Purchase Agreement, the DTH Agreement and the other Ancillary Agreements (as defined therein), each Partner agrees to make contributions to the capital of the Company and Innova Holdings from time to time of amounts necessary to fund such payments in proportion to such Partner's Percentage Interest on a fully-diluted basis, assuming the Options are exercised in full.

            Section 3.3 Defaults. If any Partner shall fail to timely contribute any Additional Capital Contribution required to be contributed by it pursuant to
Section 3.2 or the Bylaws, then the Company and the other Partners shall have, in addition to the foregoing, the rights and remedies set forth in the Bylaws.

            Section 3.4 No Additional Capital Obligations. Except as expressly provided in Section 3.2 of this Agreement or the Bylaws, neither any Partner nor any of their respective Affiliates shall have any obligation or commitment to make any Additional Capital Contribution or investment in, the Company, regardless of the needs of the Company.

            Section 3.5 Annual Budgets. At least 60 days prior to the commencement of each Fiscal Year, the Company's Chief Executive Officer shall submit to the Board of Managers a proposed Annual Budget for the upcoming Fiscal Year (a "Proposed Budget"). Each Proposed Budget shall be substantially in the form of the prior Fiscal Year's Annual Budget. The Major Partners agree to negotiate each Proposed Budget in good faith. Each Proposed Budget that is approved by the Board of Managers in accordance with the Bylaws shall be the Annual Budget for the applicable Fiscal Year. If any Proposed Budget is not approved by the Board of Managers in accordance with the Bylaws, then until an Annual Budget for such Fiscal Year is approved by the Board of Managers in accordance with the Bylaws, the Annual Budget for such

Fiscal Year shall be the Annual Budget from the immediately prior Fiscal Year, provided that (i) each line item thereof denominated in Mexican pesos shall be adjusted to reflect the rate of inflation in Mexico, based on the Mexican National Consumer Price Index, during the immediately preceding Fiscal Year, and
(ii) each line item thereof denominated in U.S. dollars shall be adjusted to reflect the difference between the then current dollar/peso exchange rate and the dollar/peso exchange rate used to prepare the Annual Budget during the immediately preceding Fiscal Year.

            Section 3.6 Additional Partners. Subject to the approval required by the Bylaws, the Company may from time to time issue additional Social Parts to Persons who shall thereby become Partners of the Company. Subject to the approval required by the Bylaws, any such admission shall be effected on such terms and conditions as the Major Partners shall approve (and shall, in any event, require execution and delivery by the new Partner and its Parent Entity of the agreement and other documents contemplated by Section 6.1(ii) of this Agreement).

            Section 3.7 Refinancing Debt. The Company shall refinance U.S. $88 million principal amount of dollar-denominated indebtedness represented by its notes dated April 1, 1997 (together with interest thereon and all related costs and expenses) with an equivalent amount of peso-denominated indebtedness on commercially reasonable terms and conditions, which terms and conditions shall be subject to the prior written approval of the Major Partners, which approval shall not be unreasonably withheld (the "Refinancing Debt"). Upon such refinancing, Televisa and News shall enter into a written agreement by which they shall guarantee, severally and not jointly, 51% and 49%, respectively, of such Refinancing Debt. Televisa and the Company agree to consent to the Transfer by News to DIRECTV of all of News' obligation to guaranty any portion of the Refinancing Debt provided that (i) DIRECTV executes a written agreement to assume such obligations in form reasonably satisfactory to Televisa and the Company and (ii) DIRECTV agrees to indemnify, defend and hold harmless Televisa, the Company and their Controlled Affiliates from and against any and all liabilities, costs or expenses arising out of, resulting from or relating to the transfer of such guaranty obligation.

            Section 3.8 True-Up. From the date hereof until the Options are exercised, terminated or expire (the "Option Period"), all capital contributions to the Company or Innova Holdings shall be based upon the Partners' respective Percentage Interests (assuming full exercise of the Options). After the Options have been exercised or terminated or have expired, if the actual Percentage Interests of the Partners are different than the percentages upon which capital contributions were made, then, with respect to each capital contribution made during the Option Period, Televisa shall cause the Televisa Partner to pay to the News Partner an amount in cash equal to the True-Up Amount (as defined below) plus interest at a rate per annum equal to LIBOR plus one percent per annum from the date of such contribution up to and including the date such payment is made. For purposes of this Section 3.8, with respect to each capital contribution made during the Option Period, the "True-Up Amount" means the excess of (i) the amount that would have been contributed by the Televisa Partner had its contribution been made based upon Percentage Interests after the exercise, termination or expiration of the Options, over (ii) the amount actually contributed by the Televisa Partner. To the extent Televisa or News makes any payment in respect of its guarantee of the Refinancing Debt or of any obligations of Innova or its subsidiaries under the Transponder Agreements, such payments shall be treated as capital contributions for purposes of this Section 3.8. "LIBOR" means the rate of interest per annum (rounded to the nearest 1/8 of 1%) at which U.S. dollar deposits in an amount approximately equal to the aggregate True-Up Amount and offered for one-month periods in the London Interbank currency market, as such rate is reported in Telerate page 3750 on the first day of such month.

                                   ARTICLE IV

                               PROGRAMMING MATTERS

            Section 4.1 Programming Committee. A committee consisting of two individuals appointed by Televisa Sub and two individuals appointed by News Sub (the "Programming Committee"), shall determine the Programming Plan (as defined in Section 4.2). The Programming Committee shall be responsible for negotiating and obtaining programming rights which are consistent with the best interests of the Company and provide the Company with a competitive advantage over other DTH Businesses in the Territory. Approval of any action of the Programming Committee shall be valid if adopted by a majority vote. In the event of a deadlock on any matter to be decided by the Programming Committee, the matter shall be resolved in accordance with Section 4.11.

            Section 4.2 Programming Plan. The programming plan of the Company (the "Programming Plan") shall consist of (i) a plan for the sale and distribution of the Company's Program Services, which may be offered on an a la carte basis, in tiers (such as basic, super-basic, expanded basic, etc.), on a pay-per-view basis or otherwise, (ii) the prices to be charged to subscribers, and (iii) the terms and conditions on which Program Services will be licensed from Programming Parties (or their Affiliated Program Providers) and other persons.

            Section 4.3 Access to Programming.

                  (a) Except as otherwise required by law, each Programming Party will offer and, to the extent such offer is accepted, license or otherwise make available, each of its existing and future program services (including over-the-air, cable, sports, and pay-per-view (subject to the last sentence of Section 4.4) program services) and Channels, other than productions which are not yet a program service or Channel (collectively, the "Program Services"), to the Company on arm's length terms and conditions (subject to Sections 4.3(b) and (c)) and on an exclusive basis as to any DTH Business serving the Territory. Notwithstanding the foregoing, no Programming Party may license or otherwise make available any of its Program Services (whether or not licensed or otherwise made available to the Company) to any other DTH Business in the Territory, other than in the case of News or any News Partner only, in each Central American Country, during the Forbearance Period (as defined in the DTH Agreement) with respect to such Central American Country, pursuant to any LOA as in effect on the date of this Agreement.

                  (b) The Company shall have guaranteed access to the same Program Services or Channels made available by each Programming Party (or its Affiliated Program

Providers) to cable and MMDS systems in the Territory (excluding any over the air Channels made available by Televisa or its Controlled Affiliates, which shall be governed by paragraph (c) of this Section 4.3), at a price not in excess of the price at which such Program Services or Channels are made available to cable or MMDS systems, to the extent such Programming Party (or its Affiliated Program Providers) may have such rights, it being understood that such Programming Party will use good faith efforts to obtain such rights.

                  (c) Effective as of the date of this Agreement, Televisa shall be entitled to cash fees payable monthly for carriage of Televisa's over the air channels on Innova in Mexico for so long as either (x) Televisa and its Affiliates own, in the aggregate, at least 51% of the voting equity securities of the Company or (y) Televisa and its Affiliates have not disposed to third parties of more than 50% of the equity of the Company which they own on the date hereof ((x) or (y) being the "Minimum Holding"), on the terms and subject to the conditions more fully described in a Carriage Agreement to be entered into by the Company, on the one hand, and Televisa or one or more of its Controlled Affiliates, on the other hand, substantially in the form attached hereto as Exhibit C.

Thereafter, the Company shall have the right to carry Televisa's over-the-air Channels on commercially reasonable terms. If Televisa and the Company are unable to agree on the terms and conditions of such carriage, then the terms shall be determined through arbitration in accordance with Section 11.5. Notwithstanding anything to the contrary in this Agreement, if Televisa ceases to be paid the fees for carriage of its over the air channels as provided above, Televisa may terminate carriage of such channels by the Company. All monthly fees paid by the Company to Televisa or its Controlled Affiliates in respect of over the air channels shall be allocated among such over the air channels as Televisa, in its sole and absolute discretion, shall determine.

            Section 4.4 Carriage of Program Services. Subject to Section 4.3(a) and (b), Program Services of any Programming Party or Program Provider may be carried by the Company as follows:

                  (a) Subject to the approval of the Programming Committee or the Board of Managers under the Company's Bylaws, the Company may license Program Services from a Program Provider for a fee (which may be fixed, based on subscriber fees, advertising sales and/or any other basis determined by the Programming Committee; it being understood that, initially, Program Services provided by any Programming Party under this Section 4.4(a) to be carried on such Programming Party's Reserved Channels will be priced as low as reasonably possible and increased periodically, subject to Section 4.3(b) above).

                  (b) A Programming Party may use Distribution Services of the Company for a fee equal to the fully allocated cost (including an allocation of general and administrative expenses) of such Distribution Services plus an agreed upon spread, as determined by the Programming Committee, and will pay the Company an additional fee equal to 5% of net subscription revenue from such Program Service (such percentage to be reviewed by the Programming Committee from time to time). For purposes of this Section 4.4(b), "net subscription revenue" from a Program Service means gross subscription revenue from such Program Service collected from subscribers by the Company, its agents and/or its distributors

(without deduction for, among other things, any commissions, or services fees that may be payable to, or retained by, any agent or distributor) less only sales tax, value-added tax and similar taxes imposed on the Company, gross receipts tax and concession title duties based on such subscription revenue. In addition, to the extent the Company is not able to realize the tax benefit of any withholding tax (i.e., however denominated, a tax payable by a recipient of revenues in respect of the purchase or use of goods or services by the person who paid the revenues) in conjunction with the calculation of net subscriber revenue, the amount of net subscriber revenue shall be calculated net of withholding taxes. Program Services carried under this Section 4.4(b) shall be offered as a separate tier to the Company's subscribers, the Programming Party shall be entitled to make all pricing decisions with respect to such tier and the Programming Party shall be entitled to retain all revenue derived from such tier after deduction of the fees and expenses described above. All promotion and advertising for any such tier will be coordinated with and conducted by the Company in a manner agreed upon in good faith between the Programming Party and the Company.

                  (c) A Programming Party may pay the Company the fully allocated cost of Distribution Services for a Program Service plus an agreed upon spread, as determined by the Programming Committee, and such Program Service will be offered free of charge to the Company's subscribers.

                  (d) Subject to the approval of the Programming Committee, a Programming Party may offer its Program Service free of charge to the Company, which will bear the cost of Distribution Services, and the division of subscriber fees and advertising sales will be negotiated on a case by case basis between the Programming Party and the Company.

            Any Program Service (whether or not carried on a Reserved Channel) obtained from a Programming Party (or its Affiliated Program Provider) will be carried as provided in subsections (a), (c) or (d) above of this Section 4.4; provided, however, that if the Programming Party (or its Affiliated Program Provider) and the Programming Committee are unable to agree upon the license fees for such program under Section 4.4(a), the Programming Party (or Affiliated Program Provider), in its sole discretion, may elect to have the Program Service carried under Section 4.4(b) above. The Company will provide all pay-per-view programming carried by the Company, except that any Programming Party (or its Affiliated Program Providers) may use the Company's DTH System for pay-per-view services owned by such Programming Party (or deemed owned by such Programming Party, as provided in Section 4.5 below).

            Section 4.5 Reserved Channels. Each Programming Party (together with its Affiliated Program Providers) may use such Programming Party's Reserved Channels to offer, pursuant to the terms of a Carriage Agreement to be negotiated in good faith by such Programming Party and the Company, any Program Service owned either solely by such Programming Party (or its Affiliated Program Provider) or by such Programming Party (or its Affiliated Program Provider) with another Programming Party. For purposes of this Agreement, (i) a Program Service shall be deemed owned by a Programming Party if the Programming Party or its Affiliated Program Provider has a 40% or greater equity interest in such Program Service and (ii) a Program Service shall be deemed not owned by a Programming Party if the Programming Party or its Affiliated Program Provider, has licensed such service from a third party or acquired from a third party distribution rights for such service. Each Programming Party's rights with respect to its Reserved Channels are personal to such Programming Party and may not be transferred or assigned except to the Company, to that Programming Party's Affiliated Program Providers, to that Programming Party's Parent Entity or as otherwise contemplated by Section 11.3. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be required to carry any Program Service as a Reserved Channel unless such Programming Party (or its Affiliated Program Provider) has complied with
Section 4.3(a) as to such Program Service.

            Section 4.6 Open Channels. Use of the Open Channels shall be determined with the goal of selecting program services which create the optimal overall program package for customers in order to maximize the Company's business. Televisa Sub shall determine the programming line-up for 60% of the Open Channels, in good faith and consistent with the best interests of the Company, subject to the approval of News Sub, not to be unreasonably withheld, and the Programming Committee shall determine the programming line-up for the remaining 40% of the Open Channels.

            Section 4.7 Reclamation of Open Channels. If an Open Channel becomes available, whether as a result of discontinuance of any Program Service, termination of a Carriage Agreement relating to a Program Service, technical innovations which result in the availability of new Channels, or otherwise, the Company's Chief Executive Officer shall notify the Programming Parties in writing of such availability. Upon receipt of such notice, each Programming Party that has not used all of its Reserved Channels shall have the right to reclaim the unused Open Channel as a Reserved Channel in order or accommodate a Program Service not then carried by the Company's DTH System. In order to so reclaim an Open Channel, a Programming Party must deliver a written notice (a "Reclamation Notice") to the Company identifying the Open Channel it wishes to reclaim and setting forth a reasonably detailed description of the new Program Service which it or an Affiliated Program Provider wishes to offer on the Open Channel. Upon receipt of a Reclamation Notice, the Company's Chief Executive Officer shall forward copies of it to each other Programming Party who shall have 45 days from delivery to notify the Company and the other Programming Parties in writing whether such Programming Party also wishes to reclaim the Open Channel and, if so, setting forth a reasonably detailed description of the Program Service it wishes to offer on the Open Channel. If no other Programming Parties respond within such 45-day period, the Programming Party that delivered the Reclamation Notice may reclaim the Open Channel as an Active Channel at the end of such 45-day period. If any other Programming Party that has not used all of its Reserved Channels notifies the Company in writing within the 45-day period that it also wishes to reclaim the Open Channel, the Programming Committee will award the Open Channel (i) to the Programming Party with the lowest ratio of Active Channels to Reserved Channels or (ii) if the foregoing ratios are the same, the Programming Committee shall make a determination, which shall be final and binding on the Programming Parties, based on the Programming Committee's good faith judgment as to which Program Service would provide the Company with the best overall package for subscribers.

            Section 4.8 Loss of Channels. If at any time after the date hereof the Company has available to it fewer Total Channels than contemplated by the Programming Plan as then in effect, then such Channels shall be allocated as follows: first, the Programming Committee shall allocate as required all Channels whose uses are required by law; second, the Programming Committee shall propose a new Programming Plan based on the then available number of Total Channels. Such Programming Plan will be intended to give priority to allocating Channels to Programming Parties that have Active Channels.

            Section 4.9 Substitution. In the event that any Program Service that is owned by a Programming Party or its Affiliated Program Provider (as determined pursuant to Section 4.5) and is offered by the Company shall be discontinued in accordance with the terms of the Carriage Agreement applicable to such Program Service, then such Programming Party may replace such discontinued Program Service with a different Program Service by notifying the Programming Committee or the Board of Managers in writing of its intent to provide a substitute Program Service. Televisa Sub and News Sub shall cause their representatives on the Programming Committee or the Board of Managers to negotiate in good faith any amendment to the Programming Plan required by such substitution.

            Section 4.10 Certain Limitations. No Programming Party (or its Affiliated Program Providers) will be given exclusivity as to program genre by the Company. No Channel offered by the Company in Mexico may be used for any Program Service that is directed toward pornography or religious or political advocacy, unless approved by the Board of Managers or Programming Committee.

            Section 4.11 Deadlocks. When the Programming Committee is unable to decide any matter to be decided by the Programming Committee pursuant to this
Article IV, the following provisions shall apply: When the disagreement is sustained at two consecutive meetings of the Programming Committee at which votes are taken on the same decision, the members of the Programming Committee shall consult in good faith on a regular basis with respect to such disagreement for a period of 60 days, and if the disagreement remains unresolved at the end of such 60 day period, the Chairmen of Televisa and News shall consult with each other in good faith on a regular basis with respect to such disagreement, including at least one personal meeting, during the 120-day period following the 60-day period.

                                    ARTICLE V

                          MANAGEMENT AND ADMINISTRATION

            Section 5.1 Board of Managers. The Company's Board of Managers shall consist of such number of directors as set forth in the Company's Bylaws. The directors shall be appointed by the holders of Social Parts in accordance with the Company's Bylaws. The Board of Managers shall have such authority and responsibilities as set forth in the Company's Bylaws.

            Section 5.2 Quorum. Each of the Parties agrees to use all reasonable efforts to attend, or cause its representatives to attend, all meetings of the Partners, the Board or any committee thereof duly called in accordance with the Bylaws, to ensure that a quorum as defined in the Bylaws is present for the transaction of business at such meetings.

            Section 5.3 Affiliated Transactions. Notwithstanding anything contained in this Agreement, if the Company seeks to enforce its rights under, or take or abstain from taking any other action in connection with, any agreement or transaction between the Company and a Partner (or any Controlled Affiliate of such Partner's Parent Entity), then the Company shall take or abstain from taking action in connection therewith, only according to the vote of a majority in interest of those other Partners which are not Controlled Affiliates of such Partners' Parent Entity or as otherwise permitted under the Company's Bylaws.

                                   ARTICLE VI

                        AGREEMENTS OF THE PARENT ENTITIES

            Section 6.1 Additional Equity Holders. After the date hereof, no Person may be issued any Social Part in the Company unless (i) such issuance is effected in accordance with the Bylaws and this Agreement, and (ii) such new Partner and its Parent Entity have delivered to the Company and the other Partners (x) an agreement executed by such new Partner and its Parent Entity, in form and substance satisfactory to the Major Partners, pursuant to which such new Partner and its Parent Entity agree to be bound by all of the terms and conditions of this Agreement, and (y) such other documents, in form and substance satisfactory to the Major Partners, as are reasonably necessary or appropriate to effect such transaction.

            Section 6.2 Transfers.

                  (a) No Parent Entity shall, and each Parent Entity shall cause its Controlled Affiliates not to, directly or indirectly, sell, assign, pledge, encumber or otherwise transfer (each such transaction being referred to as a "Transfer") to any Person any direct or indirect interest in the Company, Innova Holdings or in the Partner of which such Parent Entity is the Parent Entity, except for any Transfer to such Parent Entity or a direct or indirect wholly owned subsidiary of such Parent Entity. Nothing contained in this Agreement shall limit or restrict in any way Transfers of direct or indirect interests in the Parent Entities.

                  (b) Notwithstanding anything to the contrary contained in this Agreement or the Contribution Agreement, the Partners agree that, after the Galaxy Mexico Shut-Down Date (as defined in the DTH Agreement), News and its wholly owned subsidiaries may Transfer all but not less than all of their direct and indirect interests in the Company and Innova Holdings (including the Options if they have not been exercised and have not expired):

                        (i)     to DIRECTV or a wholly owned subsidiary thereof;
                                or

                        (ii) so long as DIRECTV continues to own at least 80% of the equity and voting securities of DTVLA, to DTVLA or a wholly owned subsidiary of DTVLA (in the case of clause (i) or (ii), such transferee being referred to as a "DIRECTV Transferee");

provided that, as conditions precedent to any such Transfer (the "DIRECTV Transfer") (x) there shall not be in effect any statute, rule, regulation or order of any court, which prohibits or makes illegal such Transfer (y) there shall not be in effect any order of any governmental or regulatory body (other than a court order) which prohibits such Transfer and (A) would be expected, in Televisa's judgment, to result in criminal liability or prosecution of any of Televisa, Innova, Innova Holdings, their Controlled Affiliates or any of their respective officers, directors, employees or representatives or (B) would result in any liability (other than monetary liabilities) that would (x) have a material adverse effect on Innova, Innova Holdings and their Controlled Affiliates, taken as a whole, or (y) in Televisa's judgment, have any adverse effect on Televisa or any of its Affiliates (other than Innova, Innova Holdings and their Controlled Affiliates), including but not limited to any requirement which (I) grants rights (including with respect to Innova, Innova Holdings and their Controlled Affiliates) to any Person which competes, or any of whose Affiliates competes, with Televisa or any of its Affiliates or (II) restricts or imposes requirements on Televisa or any of its Affiliates (other than Innova, Innova Holdings and their Controlled Affiliates), and (z) News shall have executed and delivered, and shall have caused the DIRECTV Transferee and DIRECTV to execute and deliver, to the Company, Innova Holdings and the other Partners of the Company and Innova Holdings, as applicable, one or more instruments, in each case in form and substance reasonably acceptable to the Company, Innova Holdings and the relevant other Partners of the Company and Innova Holdings, as applicable, confirming the following:

                        (i) that News shall continue to be bound by, and shall continue to have rights and benefits under, Sections 3.7 (except as provided therein), 4.3(a) and (b), 6.3 (with respect to these continuing rights or obligations, only), 6.4, 6.5, 6.7, 6.8, 8.1 and 8.2 and Articles X
                                (with respect to these continuing rights and obligations and attributable to any prior period) and XI of the this Agreement (as a Partner and as a Parent Entity, as appropriate);

                        (ii) that such DIRECTV Transferee shall assume and be bound by, and shall be entitled to the benefits of, the rights and obligations of News Sub under this Agreement, the Option Agreement, the Company Bylaws, the IH Bylaws and Section 20 of the Contribution Agreement; and

                        (iii) that DIRECTV shall assume and be bound by, and shall be entitled to the benefits of, the rights and obligations of News under this Agreement (as a Parent Entity), the Option Agreement, the Company Bylaws, the IH Bylaws and Section 20 of the Contribution Agreement (as a Parent Entity).

            Notwithstanding the foregoing, News shall be permitted to grant to DIRECTV or any DIRECTV Transferee the right and option to acquire from News all of News' direct and indirect interests in the Company and Innova Holdings (including the Options if they have not been exercised and have not expired) without the consent of the other Parties, but subject to this Section 6.2(b) in the case of the consummation of the exercise of such right and option.

                  (c) In the event that a direct interest in the Company or Innova Holdings is Transferred by any Parent Entity or any Controlled Affiliate of such Parent Entity that in either case is not a resident of Mexico for purposes of the Mexican Income Tax Law, such Parent Entity shall, or shall cause such Controlled Affiliate to, promptly provide to the Company or Innova Holdings, as applicable, (x) the documentation required under the Mexican Income Tax Law that shows that such Parent Entity or such Controlled Affiliate, as the case may be, has paid in accordance with the Mexican Income Tax Law the applicable income tax imposed, levied or assessed by Mexico or any political subdivision or taxing authority thereof or therein arising out of, relating to or resulting from such Transfer and/or (y) if and to the extent such Transfer is exempt from Mexican income tax pursuant to the income tax treaty between the United States and Mexico, as in effect on the date of such Transfer, a written certificate that such Transfer is so exempt and certificates of residency for the transferor in such Transfer issued by the U.S. Internal Revenue Service dated during the tax year in which such Transfer occurred and with respect to the tax year in which such Transfer occurred, and such Parent Entity shall indemnify, defend and hold harmless the Company and Innova Holdings and their respective officers, directors, shareholders, partners, members, agents and representatives from and against any and all income taxes imposed, levied or assessed by Mexico or any political subdivision or taxing authority thereof or therein arising out of, relating to or resulting from such Transfer.

            Section 6.3 Parent Guarantees of Affiliates' Obligations. Each Parent Entity hereby irrevocably and unconditionally guarantees to the Company, to each Partner, and to each other Parent Entity that each of such Parent Entity's Affiliates shall pay and perform as required thereby, each and every one of such Affiliate's respective covenants, agreements and obligations contained in the Bylaws or this Agreement. This guaranty (i) is an absolute, unconditional, present and continuing guarantee of payment and performance and not of collectibility, (ii) is in no way conditioned or contingent upon any attempts to collect or upon any other condition or contingency, and (iii) shall not be affected in any way by any time or indulgence granted to the underlying obligor or any variation, compromise or release of any underlying obligation.

            Section 6.4 Exclusivity.

                  (a) Neither any Parent Entity nor any of its Controlled Affiliates shall engage in any Competitive Activity in the Territory, except (i) through the Company and (ii) as permitted in Section 6.4(b).

                  (b) The restrictions in Section 6.4(a) of this Agreement shall not prohibit any of the following activities:

                        (i) ownership by Televisa (or any Affiliate thereof) of any interest in PanAmSat or Univision Communications Inc. or their successors or assigns or any Person which owns a controlling interest in PanAmSat or Univision Communications Inc., as such ownership exists as of the date of this Agreement (or resulting from the conversion, exchange or other transaction involving such interest) and the acquisition or ownership by Televisa (or any Affiliate thereof) of any additional interest in Univision Communications Inc. as a result of the exercise of warrants currently held by Televisa (or an Affiliate thereof) or the acquisition or ownership of other equity interests in PanAmSat or Univision Communications Inc. currently held by an employee of Televisa or any of its Affiliates, by members of such employee's family or by a corporation, limited liability company, partnership or trust owned by or for the benefit of such persons (or resulting from the conversion, exchange or other transaction involving such interest);

                        (ii) ownership by News (or any Affiliate thereof) or DIRECTV (or any Affiliate thereof) of any interest in PanAmSat or its successors or assigns or any Person which owns a controlling interest in PanAmSat, as such ownership exists as of the date of this Agreement (or resulting from the conversion, exchange or other transaction involving such interest) or the acquisition or ownership of other equity interests in PanAmSat currently held by an employee of News or any of its Affiliates, by members of such employee's family or by a corporation, limited liability company, partnership or trust owned by or for the benefit of such persons (or resulting from the conversion, exchange or other transaction involving such interest);

                        (iii) the provision of Program Services by any Party to another Person, provided that such activity is in compliance with, or contemplated by, Section 4.3(a) of this Agreement; and

                        (iv) the acquisition or ownership by any Party (directly or indirectly through an Affiliate) of any securities of a publicly held Person, if such securities, together with all other securities of such publicly held Person owned by such Party's Parent Entity or Controlled Affiliates thereof, (x) do not represent more than 5% of the aggregate voting power of the outstanding equity securities of such Person (assuming the conversion, exercise or exchange of all securities held by such Party or its Affiliates that are convertible, exercisable or exchangeable into or for voting securities) and (y) in the case of debt securities, entitle the holder thereof to receive only interest or other returns that are not based upon the value or results of operations of such Person.

            Section 6.5 Cable/MMDS Carriage. Each Programming Party will use reasonable efforts to carry, or cause its Controlled Affiliates to carry, any Program Services (partly or wholly owned by a Programming Party or its Affiliated Program Providers) which are carried on by the Company, on commercially reasonable terms and conditions (including pricing and tiering), on any cable or MMDS systems in the Territory owned by such Programming Party or its Controlled Affiliates. Without limiting the generality of the foregoing, Televisa will use reasonable efforts to carry any Program Services (partly or wholly-owned by a Programming Party) which are carried by the Company, on commercially reasonable terms and conditions (including pricing and tiering) on Televisa-owned cable and MMDS systems in the Territory.

            Section 6.6 Distribution. The Parties will agree on the most effective and efficient manner to distribute all proprietary, jointly-owned and third party owned Program Services to DTH distributors and, where appropriate, cable and MMDS distributors in the Territory. The Company may have one or more local distributors (each, a "Distributor"). Each Distributor will be responsible for distribution and related services as agreed among the Parties. The Company will act as the Distributor in Mexico and may obtain ancillary services from Televisa or its Affiliates on an MFN Basis or at fair market value, whichever is more favorable to the Company. Any entity in which Televisa has a significant equity interest may act (but shall not be required to act) as Distributor in its area of operation, in each case on terms and conditions no more favorable to such entity than those which would pertain in an arm's length transaction with a third party Distributor in such area. For its services, each Distributor which is not an Affiliate of Televisa will be paid a fee to cover its associated costs, the structure and details of which will be set forth in the Business Plan.

            Section 6.7 Limitation on Restrictions. Except to the extent provided in this Agreement, no Parent Entity nor any Affiliate thereof, nor any of their respective officers, directors, shareholders, partners or employees shall be subject to any legal restriction among themselves regarding exclusivity or competition and may freely exploit any opportunity for its own account or with others.

            Section 6.8 Technology.

                  (a) The Parties have agreed that any subscriber management systems, management information systems, conditional access and programming uplink services and related technology and equipment required by the Company and its Affiliates will be designed to serve the best interests of the Company and to achieve a system which provides for flexibility, growth and future technological development. The Parties shall make available such additional technologies as may be required by the Company and its Affiliates. Any technology or services acquired or licensed from a Party or any of its Affiliates (including News Digital Systems Limited and News Datacom technology) shall be made available on an MFN Basis. Such technology shall be provided pursuant to a license to utilize such technology in the DTH Business in the Territory and to manufacture and sell, or authorize others to manufacture and sell, equipment using or relying upon such technology. The Parties acknowledge that the successful operation of the Company's DTH System is dependent upon the total integration, interworking and interoperability of all parts of technology used. The Company and its Affiliates will obtain indemnities and remedies in the event that any technology is defective, fails to operate on an integrated basis or fails to function as required to achieve the objectives of the Business Plan. Equipment for the Company and its Affiliates may be manufactured by the Parties (or their Affiliates) and/or by third parties, depending upon the best interests of the Company.

                  (b) News will make any existing or future technology developed by it or its Affiliates (including News Datacom and News Digital Systems Ltd.) available on an MFN Basis to the Company, its Affiliates and any other DTH Business in which both Televisa and News own a significant interest.

            Section 6.9. Initial Public Offering. In order to facilitate an initial public offering of equity securities of the Company, Televisa may propose amendments to the Company's Bylaws, this Agreement and other organizational documents to implement changes in the Company's capital structure, including through the use of non-voting shares, CPOs or other arrangements of the type generally used by Mexican issuers in connection with public offerings of equity securities. News shall not, and shall cause its Affiliates not to, unreasonably withhold their consent to a proposed public offering by the Company, if requested by Televisa, or to any related Bylaw amendments, changes in capital structure or other arrangements, requested by Televisa in connection with such public offering.

                                   ARTICLE VII

                    DIVIDENDS; ACCOUNTING; BOOKS AND RECORDS

            Section 7.1 Dividends. Dividends of Available Cash shall be paid to the Partners and Innova Holdings within 45 days of the end of each Company fiscal quarter pro rata based on such Partners' and Innova Holdings' respective equity interests, provided that such dividends shall only be paid to the extent permitted by applicable law and contracts, agreements and instruments to which the Company is a party or to which its assets are subject. The amount of Available Cash, if any, shall be determined by the Major Partners in accordance with the Bylaws. The Company shall comply with all tax withholding requirements under applicable law and shall supply to the Partners proof of payment of any such withholding taxes and copies of all reports or forms filed by the Company in connection with any such payment.

            Section 7.2 Accountants; Reports to Partners.

                  (a) The books of account and records of the Company shall be audited as of the end of each Fiscal Year by an independent public accounting firm which is one of the Big Four United States accounting firms (or its Mexican affiliate) and is selected by the Board of Managers in accordance with the Bylaws. All Company financial statements shall be prepared in accordance with Mexican GAAP and reconciled to U.S. GAAP and shall include information permitting such statements to be reconciled to Australian GAAP for so long as News Parent has reporting obligations in Australia.

                  (b) As promptly as practicable, but in no event later than 90 days after the end of each Fiscal Year (or, upon reasonable prior written notice from a Partner to the Company, such shorter period as may be required by applicable law, rule or regulation for a Partner to timely file its financial reports for such Fiscal Year), the Company shall cause its independent public accountants to prepare and mail to each Partner a report including the audited financial statements of the Company for such Fiscal Year and such other United States federal and state income tax reporting information, if any, as is required by applicable law.

                  (c) As promptly as practicable, but in no event later than 45 days after the end of each quarter of each Fiscal Year (or upon reasonable prior written notice from a Partner to the Company, such shorter period as may be required by applicable law, rule or regulation for a Partner to timely file its financial reports for such quarter of such Fiscal Year), the Company shall prepare and mail, or cause to be prepared and mailed, to each Partner a report containing unaudited financial statements of the Company for each quarter and for the period from the beginning of the then current Fiscal Year through the end of such quarter, prepared on a basis consistent with Innova's annual audited financial statements.

                  (d) Notwithstanding the foregoing, each Partner and the Company agree that, from and after the date hereof, the Company will continue to provide to each Partner the financial and other information, in substantially the same form and for the comparable time periods, that it provides to News as of the date hereof, prepared on a basis consistent with the annual audited financial statements of the Company for such periods. Such financial and other information shall be provided in addition to any financial or other information required to be provided to each Partner under the Bylaws or otherwise.

            Section 7.3 Books and Records. The Company shall keep, or cause to be kept, accurate and complete records and books of account of all transactions of the Company. The Company books and records shall be kept in accordance with generally accepted accounting principles applicable thereto, shall be maintained at the principal place of business of the Company and shall be available for inspection and examination, for a proper purpose and at reasonable times during usual business hours, by Partners or their duly authorized representatives. Such information shall be kept confidential and shall be used for Company purposes only, subject to applicable laws and stock exchange regulations.

            Section 7.4 Tax Filings. (a) From and after the date hereof and at all times prior to any initial public offering of equity securities of the Company, each Party agrees that it will use commercially reasonable efforts (without incurring any material monetary or other liability or obligation or assuming any material risk thereof) to establish and maintain the Company's classification as a partnership (and not as an association taxable as a corporation) and each of the Company's wholly-owned Controlled Affiliates classification as disregarded as an entity separate from its sole beneficial owner (and not as an association taxable as a corporation), in each case for United States federal income tax purposes (and any applicable United States state and local income and franchise tax purposes) to the extent permitted by the applicable United States federal, state and/or local tax law, including the execution and filing of form 8832 with the Internal Revenue Service, in each case if and when the filing of such form 8832 to elect to classify the Company as a partnership or to elect to classify a wholly-owned Controlled Affiliate of the Company as such a disregarded entity is permitted under United States Treasury Regulation section 301.7701-3.

            (b) The Board of Managers is specifically directed and authorized to file all returns, forms and documents required or permitted to be filed pursuant to applicable tax laws, and to take all actions in respect of tax reporting and proceedings before all taxing authorities, within the scope of its authority under this Agreement.

                                  ARTICLE VIII

                                  OTHER MATTERS

            Section 8.1 Confidentiality.

                  (a) Each Party (a "Receiving Party") shall keep confidential and shall cause its Representatives (as defined below) to keep confidential and shall not disclose any information of a confidential or proprietary nature heretofore or hereafter received from the Company or any other Party (the "Providing Party") concerning the Company or its business (collectively referred to as "Confidential Information"). The term "Confidential Information" also includes all analyses, compilations, studies or other material prepared by the Receiving Party or its directors, officers, employees, agents, advisors, or representatives of such Party's advisors (collectively, such Receiving Party's "Representatives") containing, based on or reflecting any information furnished by any Providing Party or its representatives. The term

"Confidential Information" does not include information which (i) is already in any Receiving Party's possession, provided that such information is not known by such Receiving Party to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement, or
(iii) becomes available to the Receiving Party on a non-confidential basis from a source other than any Providing Party or its advisors, provided that such source is not known by such Receiving Party to be bound by a confidentiality agreement with or other obligation of secrecy to any Party or another Person.

                  (b) Each Party agrees that the Confidential Information will be used solely in connection with the business of the Company, and that such information will be kept confidential by such Party and its Representatives; provided, however, that any of such information may be disclosed by a Party:

                        (i) to any of its Representatives who need to know such information (and only to the extent that any such Representative has a need to know) for the purpose of consummating the transactions contemplated by the DTH Agreement or hereby; provided, that (x) such Representatives shall be informed by such Party of the confidential nature of the Confidential Information and the requirement that it not be used other than for the Company's business, (y) such Representatives shall be required to agree to and be bound by the terms of this Section 8.1 as a condition to receiving the Confidential Information, and (z) in any event, each Party shall be responsible for any breach of this Section 8.1 by any of its Representatives; or

                        (ii) to regulatory authorities or the general public if and to the extent a Party is required by law or securities exchange rules to make such disclosures (including, but not limited to, in connection with a public offering); provided that such Party, to the extent practicable, notifies and consults with the other Parties prior to making any such disclosure.

                  (c) There will be no public announcement made concerning the matters contemplated by this Agreement without the consent of Televisa and News (including in relation to the content of any such announcement), except that a Party will be entitled to make any disclosure required by law or by the rules of any relevant securities exchange, provided that such Party, to the extent practicable, notifies and consults with the other Parties prior to making any such disclosure or announcement (including in relation to the content of such announcement).

            Section 8.2 License Agreement. Within 30 days after the date hereof, the Company and News (or its Affiliate) shall enter into an amendment to the License Agreement, pursuant to which the territory covered by the License Agreement shall be expanded to cover Mexico and the Central American Countries, to the extent News (or any Affiliates of News) has the right to grant such additional rights. In any event, the license granted under the License Agreement shall remain a perpetual, royalty-free and exclusive license. From time to time after the date hereof, at the request and expense of the Company, News shall, and shall cause its Affiliates to, obtain rights to use the "Sky" name and trademark in the Central American Countries.

            Section 8.3 Consents and Approvals. The Parties acknowledge that the operation of the Company's DTH System as contemplated hereunder will require obtaining all necessary regulatory and governmental approvals. Each Party will provide such information, cooperation and assistance as may reasonably be required to obtain approval or permits required by or made necessary as a result of this Agreement.

                                   ARTICLE IX

                         REPRESENTATIONS AND WARRANTIES

            Section 9.1 Representations and Warranties of All Parties. Each Party to this Agreement represents and warrants to the other Parties as follows:

                  (a) Due Incorporation. Such Party is duly incorporated or otherwise duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted. Such Party is duly licensed or qualified to do business in each jurisdiction, except where the failure to be licensed or qualified would not, individually or in the aggregate, have a material adverse effect on its financial condition or its ability to perform its obligations hereunder.

                  (b) Power; Authority; Execution; Delivery; Enforceability. Such Party has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully such Party's obligations hereunder. This Agreement has been duly executed and delivered by such Party and, assuming the due execution and delivery by the other Parties hereto, constitutes the valid and binding obligation of such Party, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

                  (c) Consents. No approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body or of any other Person is required in connection with the execution and delivery by such Party of this Agreement and the consummation and performance by such Party of the transactions contemplated hereby, except such consents and approvals which if not obtained would not materially impair such Party's ability to perform its obligations under this Agreement or have a material adverse effect on the financial position of such Party or the Company.

                  (d) No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereunder and the performance by such Party of this Agreement in accordance with its terms and conditions will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the Certificate of Incorporation, By-laws or documents analogous to the foregoing documents of such Party, (ii) any instrument, contract or other agreement to which such Party is a party or by or to which it or its assets or properties are bound or subject, or (iii) any statute or any regulation, order, judgment or decree of any court or governmental or regulatory body, except conflicts, breaches or violations as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, materially impair such Party's ability to perform its obligations under this Agreement or have a material adverse effect on the financial position of such Party or the Company.

                  (e) Litigation. As of the date hereof, (i) there are no actions, suits, proceedings or investigations pending or, to the knowledge of such Party or the Affiliates of such Party, threatened against or affecting such Party or the Affiliates of such Party or their respective properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality or arbitrator which could, if adversely determined (or, in the case of an investigation would lead to any action, suit or proceeding, which if adversely determined) reasonably be expected to materially impair such Party's ability to perform its obligations under this Agreement, and
(ii) such Party or the Affiliates of such Party have not received any currently effective notice of any default, and such Party and the Affiliates of such Party are not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality or arbitrator which would reasonably be expected to materially impair such Party's ability to perform its obligations under this Agreement.

            Section 9.2 Certain Representations of the Partners. Each Partner represents and warrants to each of the other Parties hereto that the Social Part acquired by such Partner was acquired for investment purposes only and not with a view to the resale of such Social Part (or any part thereof or interest therein) in violation of any applicable securities laws.

                                    ARTICLE X

                                 INDEMNIFICATION

            Section 10.1 Indemnification. Each Party will indemnify and hold Innova, Innova Holdings, each other Party, and their respective Affiliates, officers, directors, employees and representatives, including individuals nominated to serve on the Board of Managers (collectively, the "Indemnified Parties") harmless, and agrees to protect, save and keep harmless the Indemnified Parties from payment, and hereby assumes liability for the payment, of any or all liabilities (including all interest and expenses together with any tax thereon), obligations, losses, damages, penalties, claims, actions, suits, judgments or settlements of any nature or kind, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and including all costs, expenses and disbursements (including cost of investigation by, and attorneys', accountants' and expert witnesses' reasonable fees and expenses payable to, third parties), arising out of, resulting from or in connection with (a) any breach by such Party of a representation or warranty contained herein, or (b) any failure by such Party to perform any agreement or covenant contained herein, except to the extent such performance is prevented or impeded by another Party's willful misconduct, in which case such other Party shall be responsible for such misconduct.

            Section 10.2 Procedure for Indemnification.

                  (a) For purposes of this Article X, any Person liable to indemnify an Indemnified Party shall be known as an "Indemnifying Party." The Indemnified Party shall notify the Indemnifying Party as soon as practicable after the Indemnified Party receives notice of or otherwise has actual knowledge of such claim, and shall provide to the Indemnifying Party as soon thereafter as practicable all information and documentation necessary to support and verify the claim being asserted, and the Indemnifying Party shall be given access to all books and records in the possession or control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim.

                  (b) Promptly after receipt by an Indemnified Party of notice of the commencement by any third party of any action, suit or proceeding which might result in the Indemnifying Party becoming obligated to indemnify or make any other payment to the Indemnified Party under this Article X, the Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party, notify the Indemnifying Party promptly in writing of the commencement thereof. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have on account of this indemnification or otherwise, except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right, within thirty (30) days after being so notified, to assume the defense of such litigation or proceeding with counsel reasonably satisfactory to the Indemnified Party. In any such litigation or proceeding the defense of which has been assumed by the Indemnifying Party, the Indemnified Party shall have the right to participate therein and retain its own counsel at its own expense, provided that such Indemnified Party's counsel shall be retained at the Indemnifying Party's expense if (i) the Indemnified Party and the Indemnifying Party so agree or (ii) the named parties to any such litigation or proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to actual or potential differing interests between them, provided further that in no event shall an Indemnifying Party be obligated to pay for more than one firm of counsel (in addition to any local counsel) for all such Indemnified Parties, unless the representation of all Indemnified Parties by the same firm of counsel would be inappropriate due to actual or potential differing interests between them or each such Indemnified Party is named party to any such litigation or proceeding. To the extent that the settlement of such an action or proceeding, the defense of which has been assumed by the Indemnifying Party, involves payment of money, the Indemnifying Party shall have the right, in consultation with the Indemnified Party, to settle those aspects dealing only with the payment of money. Notwithstanding the foregoing, in connection with any such defense or settlement, the Indemnifying Party shall not enter into a consent decree or any settlement involving injunctive or other non-monetary relief or consent to an injunction or settlement without the Indemnified Party's written consent, which consent shall not be unreasonably withheld. The Indemnified Party shall cooperate, and shall use its reasonable efforts to cause its employees and the employees of any of its respective Affiliates to cooperate with the Indemnifying Party in the defense of any action, suit or proceeding assumed by the Indemnifying Party.

                  (c) Each Indemnifying Party's obligation under this Article X shall not affect the other Parties' right to seek any other remedy upon a default by the Indemnifying Party under this Agreement.

                  (d) All sums payable by the Indemnifying Party in accordance with this Article X shall be paid without any deduction, withholding, counterclaim or set off.

                                   ARTICLE XI

                                  MISCELLANEOUS

            Section 11.1 Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail (air mail if addressed to an address outside of the country in which mailed), postage prepaid, return receipt requested, (c) by a generally recognized overnight courier service which provides written acknowledgment by the addressee of receipt, or (d) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (d) shall also be sent pursuant to clause (b) or (c)), addressed as follows:

            (i) if to the Company, to:

                                   Innova, S. de R.L. de C.V.
                                   Insurgentes Sur No. 694
                                   Colonia Del Valle C.P. 03100
                                   Mexico, D.F.
                                   Attention: Director Juridico

                with copies to:

                                   Grupo Televisa, S.A.
                                   Avenida Vasco de Quiroga 2000
                                   Edificio A, Cuarto Piso
                                   Colonia Santa Fe Zedec
                                   01210 Mexico, D.F.
                                   Attn: Juan S. Mijares Ortega, General Counsel
                                   Telecopier: (52-55) 5261-2546

                                   Fried, Frank, Harris, Shriver & Jacobson, LLP One New York Plaza
                                   New York, New York  10004-1980
                                   Attn: Joseph A. Stern, Esq.
                                   Telecopier: (212) 859-8589

            (ii) if to Televisa or the Televisa Partners, to:

                                   c/o Grupo Televisa, S.A.
                                   Avenida Vasco de Quiroga 2000
                                   Edificio A, Cuarto Piso
                                   Colonia Santa Fe Zedec
                                   01210 Mexico, D.F.
                                   Attn: Juan S. Mijares Ortega, General Counsel
                                   Telecopier: (52-55) 5261-2546

                with copies to:

                                   Fried, Frank, Harris, Shriver & Jacobson, LLP One New York Plaza
                                   New York, New York  10004-1980
                                   Attn: Joseph A. Stern, Esq.
                                   Telecopier: (212) 859-8589

            (iii) if to News or the News Partners, to:

                                   c/o The News Corporation Limited
                                   1211 Avenue of the Americas
                                   New York, New York  10036
                                   Attn: Arthur M. Siskind, Esq.
                                   Telecopier: (212) 768-2029

                with copies to:

                                   Hogan & Hartson L.L.P.
                                   875 Third Avenue
                                   New York, NY  10022
                                   Attn: Ira S. Sheinfeld, Esq.
                                         Mitchell S. Ames, Esq.
                                   Telecopier: (212) 918-3100

or to such other addresses as may be specified by like notice to the other parties.

            Section 11.2 Waiver, Amendment, etc. This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, all the Parties hereto. No failure or delay of any Party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof of the exercise of any other right or power.

            Section 11.3 Binding Agreement; Assignment; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. Except as set forth herein and by operation of law, no party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of each other party to this Agreement. Nothing expressed or implied herein is intended or will be construed to confer upon or to give to any third party any rights or remedies by virtue hereof. Promptly upon consummation of the News Reorganization, News Corp shall Transfer its rights and obligations under this Agreement to News Parent, which rights and obligations shall be accepted and assumed by News Parent in writing, and News Corp's rights and obligations under this Agreement shall terminate in their entirety immediately upon consummation of such Transfer and the acceptance and assumption by News Parent. Notwithstanding the foregoing or anything in this Agreement to the contrary, News (and any Affiliate thereof) may assign any of its rights and obligations (whether presently held or subsequently acquired) in, to and under this Agreement to any DIRECTV Transferee pursuant to the DIRECTV Transfer without the prior written consent of the Parties hereto.

            Section 11.4 Governing Law; Dispute Resolution; Equitable Relief.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

                  (b) Subject to Section 11.5, each Party to this Agreement irrevocably consents and agrees that any legal action, suit or proceeding by it against any of the other Parties with respect to its rights, obligations or liabilities under or arising out of or in connection with this agreement shall be brought by such Party only in the United States District Court for the Southern District of New York or, in the event (but only in the event) such court does not have subject matter jurisdiction over such action, suit or proceeding, in the courts of the State of New York sitting in New York City, and each Party to this Agreement hereby irrevocably accepts and submits to the jurisdiction of each of the aforesaid courts in personam, with respect to any such action, suit or proceeding (including, without limitation, claims for interim relief, counterclaims, actions with multiple defendants and actions in which such party is implied). Each Party hereto irrevocably and unconditionally waives any right that it may have to a jury trial in any legal action, suit or proceeding with respect to, or arising out of or in connection with this agreement. Each of the Parties hereby irrevocably designates CT Corporation System ("Process Agent") with an office at 111 Eighth Avenue, New York, New York 10011 as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any legal action or proceedings with respect to this Agreement, and such service shall be deemed complete upon delivery thereof to the Process Agent, provided that in the case of any such service upon the Process Agent, the Party effecting such service shall also deliver a copy thereof to the intended recipient in the manner provided in
Section 11.1. Each of the Parties shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that each Party will at all times have an agent for service of process for the above purposes in New York, New York. In the event of the transfer of all or substantially all of the assets and business of the process agent to any other corporation by consolidation, merger, sale of assets or otherwise, such other corporation shall be substituted hereunder for the process agent with the same effect as if named herein in place of the Process Agent. Each of the Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such Party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable laws. Each of the Parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America.

                  (c) Each Party hereto agrees that money damages would not be a sufficient remedy for the other Parties hereto for any breach of this Agreement by it, and that in additional to all other remedies the other Parties hereto may have, they shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach. Each Party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

            Section 11.5 Arbitration of Certain Disputes. If the Parties are unable to reach agreement under Section 4.3(c) concerning the terms of a carriage agreement (a "Dispute"), the Dispute shall be resolved in accordance with the following procedures:

                  (a) All Disputes shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a single arbitrator appointed in accordance with such Rules (the "Arbitrator").

                  (b) The site of the arbitration shall be New York, New York or such other location as the Parties may mutually agree in writing, any award shall be deemed to have been made there, and the language to be used in the arbitration proceedings shall be the English language.

                  (c) Within 30 days after the appointment of the Arbitrator (the "Submission Period"), each party to the Dispute shall submit to the Arbitrator, in a sealed envelope, a written statement setting forth such Party's good faith proposal for the resolution of the contested issue.

                  (d) Such submissions shall remain secret until after the Arbitrator has received each Party's proposal, at which time the Arbitrator shall inform each Party of the other's proposal. No such proposal may be amended after it is submitted to the Arbitrator. If any Party fails to submit its proposal by the end of the Submission Period, the Arbitrator shall order the adoption of the other Party's proposal. The Arbitrator may rely upon such evidence as the Arbitrator may choose in his or her discretion in making such determination. Within 10 days after the Arbitrator informs each Party of the other's proposal, either Party may also submit to the Arbitrator such written evidence in support of its position as it deems appropriate. The Arbitrator shall be empowered to convene a hearing not to exceed three (3) days in length at which the Arbitrator shall be permitted to question either Party regarding their respective positions or, in lieu of such hearing, to submit written questions to either Party.

                  (e) Within fifteen (15) days after the closing of the arbitration hearing, the Arbitrator will prepare and distribute to the parties a writing setting forth the Arbitrator's decision relating to the Dispute. The Arbitrator shall compare the proposals and shall determine which proposal he or she believes to be the resolution most closely in accordance with the relevant provisions of this Agreement and shall order the adoption of such proposal as the relief granted.

                  (f) Any award rendered by the Arbitrator will be final, conclusive and binding upon the Parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

                  (g) The non-prevailing party will bear all fees, costs and expenses of the Arbitration, and all the fees, costs and expenses of its own attorneys, experts and witnesses; and will reimburse all reasonable attorney's fees and expenses incurred by the prevailing party in connection with such proceedings, in addition to any other relief to which it may be entitled.

                  (h) Notwithstanding anything to the contrary in this Section 11.5, either party may seek injunctive relief from a court of competent jurisdiction (in accordance with Section 11.4) at any time without complying with the foregoing provisions.

            Section 11.6 Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by applicable law, each Party hereto waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible.

            Section 11.7 Table of Contents; Headings. The table of contents and the headings in this Agreement are for convenience of reference only and will not affect the construction of any provisions hereof.

            Section 11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

            Section 11.9 Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein, and supersedes the Social Part Holders Agreement, dated as of March 6, 1997.

            Section 11.10 Further Assurances. Each Party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments, agreements and documents, and to do all such other acts and things, as may be required by law or as may be necessary or advisable to carry out the intent and purposes of this Agreement.

            Section 11.11 Survival of Rights, Duties and Obligations. Dissolution or termination of the Company for any cause shall not release any Party from any liability which at the time of dissolution or termination had already accrued to any other Party or which thereafter may accrue in respect of any act or omission prior to such dissolution or termination.

            Section 11.12 Costs and Expenses. Each party hereto shall bear its own fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and any agreements, instruments or documents executed or delivered in connection herewith, except as otherwise specifically provided herein or therein.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                       INNOVA, S. de R.L. de C.V.

                                       By: /s/ Alexandre Moreira Penna da Silva
                                           -------------------------------------

                                       By: /s/ Carlos Ferreiro Rivas
                                           -------------------------------------

                                       GRUPO TELEVISA, S.A.

                                       By: /s/ Alfonso de Angoitia Noriega
                                           -------------------------------------

                                       By: /s/ Salvi Rafael Folch Viadero
                                           -------------------------------------

                                       SKY DTH, S. de R.L., de C.V.

                                       By: /s/ Juan Sebastian Mijares Ortega
                                           -------------------------------------

                                       THE NEWS CORPORATION LIMITED

                                       By: /s/ Arthur Siskind
                                           -------------------------------------

              [Amended and Restated Social Part Holders Agreement]

                                       NEWS DTH (MEXICO) INVESTMENT LIMITED

                                       By: /s/ Arthur Siskind
                                           -------------------------------------

                                                                       EXHIBIT A

                                Bylaws of Innova

                                                                       EXHIBIT B

                            Bylaws of Innova Holdings

                                                                       EXHIBIT C

                           Form of Carriage Agreement

                                                                    SCHEDULE 3.1

                          Current Capital Contributions

                                         VALUE OF SOCIAL PARTS
                                   ---------------------------------
                                    CLASE "I"             CLASE "II"            %               VALOR TOTAL
                                   ----------             ----------           --               -----------
SOCIOS SERIE A-1
SKY DTH, S. DE R.L. DE
C.V.                             Ps. 496,650,000      Ps.   277,066,200     13.921488         Ps.   773,716,200

SOCIOS SERIE B-1
NEWS DTH (MEXICO)
INVESTMENT, LTD.                 Ps. 248,325,000      Ps.   138,533,100      6.960744         Ps.   386,858,100

SOCIOS SERIE B-2
LIBERTY MEXICO DTH, INC.         Ps.  82,775,000      Ps.    46,177,700      2.320248         Ps.   128,952,700

SOCIOS SERIE C
INNOVA HOLDINGS, S. DE
R.L. DE C.V.                     Ps.           0      Ps. 4,268,185,000     76.797520         Ps. 4,268,185,000
                                 ---------------      -----------------     ---------         -----------------
               TOTAL :           Ps. 827,750,000      Ps. 4,729,962,000           100%        Ps. 5,557,712,000
                                 ---------------      -----------------     ---------         -----------------